Exhibit 99.1

1001 Louisiana St., Suite 2900

Houston, TX 77002

NYSE: SPN

FOR FURTHER INFORMATION CONTACT:

Paul Vincent, VP of Investor Relations, (713) 654-2200

SUPERIOR ENERGY SERVICES ANNOUNCES

THIRD QUARTER 2017 RESULTS

Houston, October 23, 2017 – Superior Energy Services, Inc. (the “Company”) today announced a net loss from continuing operations for the third quarter of 2017 of $57.2 million, or $0.37 per share, on revenue of $506.0 million. This compares to a net loss from continuing operations of $62.0 million, or $0.41 per share for the second quarter of 2017, on revenue of $470.1 million and a net loss from continuing operations of $113.9 million, or $0.75 per share for the third quarter of 2016, on revenue of $326.2 million.

The Company recorded a pre-tax charge of $9.9 million for reduction in value of assets during the third quarter. The resulting adjusted net loss from continuing operations for the third quarter of 2017 was $50.5 million, or $0.33 per share. This compares to an adjusted net loss from continuing operations of $110.9 million, or $0.73 per share for the third quarter of 2016. Additionally, the Company estimates that Hurricane Harvey related interruptions impacted its pre-tax losses by approximately $5.0 million.

David Dunlap, President and CEO, commented, “With the exception of Hurricane Harvey, the third quarter progressed as we expected. While the Company was spared any meaningful long-term damage from the storm, we did have a number of employees directly impacted in and around the Houston area. Our organization’s response in assisting those employees was immediate and reflects the core values that everyone at Superior Energy upholds.

“In U.S. land markets there was a continued increase in customer demand and service intensity, primarily across completion oriented product lines. Our customers continue to push the technical limits of their well and completion designs, and are also increasing activity levels as oil prices recover. It is not surprising that as a result, we began to observe supply chain stress and increased non-productive time as the quarter progressed, particularly in the Permian Basin. I expect these inefficiencies to diminish over time.

“In the Gulf of Mexico, where an active hurricane season has disrupted operations, revenue grew during the quarter, driven primarily by our completion services business. Despite persistent low levels of drilling activity in the Gulf of Mexico, and a subdued outlook for improvement, our results reflect the benefit of our diverse product and service line portfolio.

“International markets strengthened, giving us further confidence that those markets did in fact reach a bottom in activity during the first half of 2017. While we don’t expect much growth internationally in coming quarters, we are seeing signs of select markets beginning to recover and believe we are well positioned to benefit as spending levels in Latin America, India and the Middle East pick up over time.”

Third Quarter 2017 Geographic Breakdown

U.S. land revenue was $331.4 million in the third quarter of 2017, a 4% increase as compared with revenue of $317.9 million in the second quarter of 2017 and a 95% increase compared to revenue of $170.2 million in the third quarter of 2016. Gulf of Mexico revenue was $91.7 million, a sequential increase of 9% from second quarter 2017 revenue of $84.2 million, and a 25% increase from revenue of $73.4 million in the third quarter of 2016. International revenue of $82.9 million increased 22% as compared with $68.0 million in the second quarter of 2017 and increased slightly as compared to revenue of $82.6 million in the third quarter of 2016.

Drilling Products and Services Segment

The Drilling Products and Services segment revenue in the third quarter of 2017 was $77.2 million, a 12% increase from second quarter 2017 revenue of $68.8 million and a 30% increase from third quarter 2016 revenue of $59.6 million.

U.S. land revenue increased 22% sequentially to $33.8 million as utilization and pricing growth outpaced rig count increases. Gulf of Mexico revenue increased 5% sequentially to $23.2 million and international revenue increased 7% sequentially to $20.2 million.

Onshore Completion and Workover Services Segment

The Onshore Completion and Workover Services segment revenue in the third quarter of 2017 was $248.4 million, a slight decrease from second quarter 2017 revenue of $249.1 million and a 99% increase from third quarter 2016 revenue of $125.0 million.

The Onshore Completion and Workover Services segment was most severely impacted by Hurricane Harvey related interruptions and the Company estimates that approximately 70% of the consolidated pre-tax losses resulting from the storm was experienced in this segment, almost all of this in pressure pumping. Pressure pumping results were also impacted by supply chain tightness and increasingly complex logistics.

Production Services Segment

The Production Services segment revenue in the third quarter of 2017 was $97.3 million, a 10% increase from second quarter 2017 revenue of $88.6 million and a 25% increase from third quarter 2016 revenue of $77.6 million.

U.S. land revenue increased 22% sequentially to $40.1 million due to higher demand for most service lines, particularly coiled tubing and well testing. Gulf of Mexico revenue decreased 18% sequentially to $16.5 million due to general declines in shallow water activity and business interruptions related to customer inactivity caused by an active hurricane season. International revenue increased 14% sequentially to $40.7 million primarily due to higher levels of hydraulic workover and snubbing activity in Australia and improved well intervention performance in Latin America.

Technical Solutions Segment

The Technical Solutions segment revenue in the third quarter of 2017 was $83.1 million, a 31% increase from second quarter 2017 revenue of $63.6 million and a 30% increase from third quarter 2016 revenue of $64.0 million.

U.S. land revenue increased 14% sequentially to $9.1 million. Gulf of Mexico revenue increased 24% sequentially to $52.0 million as a result of increased completion tools and products revenue. International revenue increased 62% to $22.0 million, largely due to increased well control activity in Africa.

Debt Refinancing and Revolving Credit Facility Extension

During the third quarter, the Company issued $500 million of 7 3/4% Senior Notes due 2024 and redeemed $500 million of 6 3/8% Senior Notes due 2019. In connection with the refinancing, the Company incurred additional interest expense of $5.8 million for the write-off of unamortized debt issuance costs and timing of the redemption of the 2019 notes.

Subsequent to the end of the quarter, on October 20, 2017, the Company extended its revolving credit facility maturity to 2022 with a $300 million asset based, revolving credit facility.

Conference Call Information

The Company will host a conference call at 9:00 a.m. Eastern Daylight Time on Tuesday, October 24, 2017. The call can be accessed from the Company’s website at www.superiorenergy.com or by telephone at 888-899-5068. For those who cannot listen to the live call, a telephonic replay will be available through November 7, 2017 and may be accessed by calling 844-512-2921 and using the pin number 2091003.

About Superior Energy Services

Superior Energy Services, Inc. (NYSE:SPN) serves major, national and independent oil and natural gas companies around the world and offers products and services with respect to the various phases of a well’s economic life cycle. For more information, visit: www.superiorenergy.com.

The press release contains, and future oral or written statements or press releases by us and our management may contain, certain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Generally, the words “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations of such words and similar expressions identify forward-looking statements, although not all forward-looking statements contain these identifying words. All statements other than statements of historical fact regarding the Company’s financial position, financial performance, liquidity, strategic alternatives, market outlook, future capital needs, capital allocation plans, business strategies and other plans and objectives of our management for future operations and activities are forward-looking statements. These statements are based on certain assumptions and analyses made by our management in light of its experience and prevailing circumstances on the date such statements are made. Such forward-looking statements, and the assumptions on which they are based, are inherently speculative and are subject to a number of risks and uncertainties that could cause our actual results to differ materially from such statements. Such uncertainties include, but are not limited to: the cyclicality and volatility of the oil and gas industry, including changes in prevailing levels of capital expenditures, exploration, production and development activity; changes in prevailing oil and gas prices or expectations about future prices; operating hazards, including the significant possibility of accidents resulting in personal injury or death, property damage or environmental damage for which we may have limited or no insurance coverage or indemnification rights; the effect of regulatory programs (including worker health and safety laws) and environmental matters on our operations or prospects, including the risk that future changes in the regulation of hydraulic fracturing could reduce or eliminate demand for our pressure pumping services, or that future changes in climate change legislation could result in increased operating costs or reduced commodity demand globally; counter-party risks associated with reliance on key suppliers; risks associated with the uncertainty of macroeconomic and business conditions worldwide; changes in competitive and technological factors affecting our operations; credit risk associated with our customer base; the potential inability to retain key employees and skilled workers; challenges with estimating our oil and natural gas reserves and potential liabilities related to our oil and natural gas property; risk associated with potential changes of Bureau of Ocean Energy Management security and bonding requirements for offshore platforms; risks inherent in acquiring businesses; risks associated with cyber-attacks; risks associated with business growth during an industry recovery outpacing the capabilities of our infrastructure and workforce; political, legal, economic and other risks and uncertainties associated with our international operations; potential changes in tax laws, adverse positions taken by tax authorities or tax audits impacting our operating results; risks associated with our outstanding debt obligations and the potential effect of limiting our future growth and operations; our continued access to credit markets on favorable terms; and the impact that unfavorable or unusual weather conditions could have on our operations. These risks and other uncertainties related to our business are described in our periodic reports filed with the Securities and Exchange Commission. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Investors are cautioned that many of the assumptions on which our forward-looking statements are based are likely to change after such statements are made, including for example the market prices of oil and gas and regulations affecting oil and gas operations, which we cannot control or anticipate. Further, we may make changes to our business strategies and plans (including our capital spending and capital allocation plans) at any time and without notice, based on any changes in the above-listed factors, our assumptions or otherwise, any of which could or will affect our results. For all these reasons, actual events and results may differ materially from those anticipated, estimated, projected or implied by us in our forward-looking statements. We undertake no obligation to update any of our forward-looking statements for any reason and, notwithstanding any changes in our assumptions, changes in our business plans, our actual experience, or other changes. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share amounts)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Revenues	$506,029	$326,225	$470,068	$1,377,033	$1,095,629

Cost of services and rentals (exclusive of depreciation, depletion, amortization and accretion)	368,279	258,168	351,802	1,042,067	802,142
Depreciation, depletion, amortization and accretion	108,751	123,308	108,119	331,151	392,017
General and administrative expenses	74,372	86,743	76,708	226,573	270,467
Reduction in value of assets	9,953	—	—	9,953	462,461

Loss from operations	(55,326)	(141,994)	(66,561)	(232,711)	(831,458)

Other income (expense):
Interest expense, net	(29,096)	(21,771)	(23,333)	(76,679)	(68,325)
Other income (expense)	(970)	3,667	(2,156)	(2,477)	22,103

Loss from continuing operations before income taxes	(85,392)	(160,098)	(92,050)	(311,867)	(877,680)

Income taxes	(28,203)	(46,185)	(30,011)	(102,978)	(210,599)

Net loss from continuing operations	(57,189)	(113,913)	(62,039)	(208,889)	(667,081)

Loss from discontinued operations, net of income tax	(1,860)	(4,085)	(1,767)	(5,625)	(8,577)

Net loss	$(59,049)	$(117,998)	$(63,806)	$(214,514)	$(675,658)

Loss per share information:
Basic and Diluted
Net loss from continuing operations	$(0.37)	$(0.75)	$(0.41)	$(1.37)	$(4.40)
Loss from discontinued operations	(0.02)	(0.03)	(0.01)	(0.04)	(0.06)

Net loss	$(0.39)	$(0.78)	$(0.42)	$(1.41)	$(4.46)

Weighted average common shares used in computing earnings per share:
Basic and diluted	153,082	151,707	152,857	152,624	151,337

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

September 30, 2017 and December 31, 2016

(in thousands)

(unaudited)

	9/30/2017	12/31/2016
ASSETS

Current assets:
Cash and cash equivalents	$167,025	$187,591
Accounts receivable, net	424,776	297,164
Income taxes receivable	—	101,578
Prepaid expenses	38,709	37,288
Inventory and other current assets	139,828	130,772
Assets held for sale	27,330	27,158

Total current assets	797,668	781,551

Property, plant and equipment, net	1,379,560	1,605,365
Goodwill	807,488	803,917
Notes receivable	59,226	56,650
Intangible and other long-term assets, net	167,189	222,772

Total assets	$3,211,131	$3,470,255

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$126,368	$94,831
Accrued expenses	237,823	218,192
Income taxes payable	801	694
Current portion of decommissioning liabilities	27,237	22,164
Liabilities held for sale	8,755	8,653

Total current liabilities	400,984	344,534

Deferred income taxes	150,612	243,611
Decommissioning liabilities	101,544	101,513
Long-term debt, net	1,281,714	1,284,600
Other long-term liabilities	161,522	192,077

Total stockholders’ equity	1,114,755	1,303,920

Total liabilities and stockholders’ equity	$3,211,131	$3,470,255

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2017 AND 2016

(in thousands)

(unaudited)

	2017	2016
Cash flows from operating activities:
Net loss	$(214,514)	$(675,658)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	331,151	392,017
Reduction in value of assets	9,953	462,461
Other noncash items	(65,627)	(162,457)
Changes in working capital and other	(5,555)	130,312

Net cash provided by operating activities	55,408	146,675

Cash flows from investing activities:
Payments for capital expenditures	(109,635)	(74,071)
Other	46,247	6,238

Net cash used in investing activities	(63,388)	(67,833)

Cash flows from financing activities:
Net repayments of long-term debt	—	(337,576)
Other	(15,880)	(20,196)

Net cash used in financing activities	(15,880)	(357,772)

Effect of exchange rate changes in cash	3,294	(6,932)

Net decrease in cash and cash equivalents	(20,566)	(285,862)

Cash and cash equivalents at beginning of period	187,591	564,017

Cash and cash equivalents at end of period	$167,025	$278,155

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

REVENUE BY GEOGRAPHIC REGION BY SEGMENT

THREE MONTHS ENDED SEPTEMBER 30, 2017, JUNE 30, 2017 AND SEPTEMBER 30, 2016

(in thousands)

(unaudited)

	Three months ended,
	September 30, 2017	June 30, 2017	September 30, 2016
U.S. land
Drilling Products and Services	$33,779	$27,770	$15,192
Onshore Completion and Workover Services	248,405	249,079	125,022
Production Services	40,123	33,062	19,254
Technical Solutions	9,118	7,921	10,691

Total U.S. land	$331,425	$317,832	$170,159

Gulf of Mexico
Drilling Products and Services	23,234	22,266	22,514
Onshore Completion and Workover Services	—	—	—
Production Services	16,487	19,937	18,174
Technical Solutions	51,991	42,030	32,738

Total Gulf of Mexico	$91,712	$84,233	$73,426

International
Drilling Products and Services	$20,193	$18,791	$21,881
Onshore Completion and Workover Services	—	—	—
Production Services	40,723	35,607	40,095
Technical Solutions	21,976	13,605	20,664

Total International	$82,892	$68,003	$82,640

Total Revenues	$506,029	$470,068	$326,225

SUPERIOR ENERGY SERVICES, INC. AND SUBSIDIARIES

SEGMENT HIGHLIGHTS

THREE MONTHS ENDED SEPTEMBER 30, 2017, JUNE 30, 2017 AND SEPTEMBER 30, 2016

(in thousands)

(unaudited)

	Three months ended,
	September 30, 2017	June 30, 2017	September 30, 2016
Revenues
Drilling Products and Services	$77,206	$68,827	$59,587
Onshore Completion and Workover Services	248,405	249,079	125,022
Production Services	97,333	88,606	77,523
Technical Solutions	83,085	63,556	64,093

Total Revenues	$506,029	$470,068	$326,225

Income (Loss) from Operations
Drilling Products and Services	$(3,055)	$(14,940)	$(25,749)
Onshore Completion and Workover Services	(35,295)	(28,605)	(74,195)
Production Services	(17,788)	(20,252)	(31,320)
Technical Solutions	812	(2,764)	(10,730)

Total Income (Loss) from Operations	$(55,326)	$(66,561)	$(141,994)

Adjusted Income (Loss) from Operations (1)
Drilling Products and Services	$(3,055)	$(14,940)	$(25,502)
Onshore Completion and Workover Services	(33,457)	(28,605)	(73,401)
Production Services	(17,788)	(20,252)	(28,634)
Technical Solutions	8,927	(2,764)	(10,210)

Total Adjusted Income (Loss) from Operations	$(45,373)	$(66,561)	$(137,747)

(1)	Adjusted income (loss) from operations excludes the impact of reduction in value of assets and restructuring costs for the three months ended September 30, 2017 and 2016, respectively. There were no adjustments for the three months ended June 30, 2017.

Non-GAAP Financial Measures

The following tables reconcile consolidated net loss from continuing operations and income (loss) from operations by segment, which are the directly comparable financial results determined in accordance with Generally Accepted Accounting Principles (GAAP), to consolidated adjusted loss from continuing operations and adjusted income (loss) from operations by segment (non-GAAP financial measures). Consolidated adjusted loss from continuing operations and income (loss) from operations by segment exclude the impact of reduction in value of assets and restructuring costs. These financial measures are provided to enhance investors’ overall understanding of the Company’s current financial performance.

Reconciliation of As Reported Net Loss from Continuing Operations to Adjusted Net Loss From Continuing Operations

For the three months ended September 30, 2017 and 2016

(in thousands)

(unaudited)

	Three months ended,
	September 30, 2017		September 30, 2016
	Consolidated	Per Share	Consolidated	Per Share
Reported net loss from continuing operations	$(57,189)	$(0.37)	$(113,913)	$(0.75)
Reduction in value of assets and other items	9,953	0.06	4,247	0.03
Income taxes	(3,287)	(0.02)	(1,225)	(0.01)

Adjusted net loss from continuing operations	$(50,523)	$(0.33)	$(110,891)	$(0.73)

Reconciliation of As Reported Income (Loss) from Operations to Adjusted Income (Loss) From Operations

Three months ended September 30, 2017 and 2016

(in thousands)

(unaudited)

	Three months ended, September 30, 2017
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Consolidated
Reported income (loss) from operations	$(3,055)	$(35,295)	$(17,788)	$812	$(55,326)
Reduction in value of assets	—	1,838	—	8,115	9,953

Adjusted income (loss) from operations	$(3,055)	$(33,457)	$(17,788)	$8,927	$(45,373)

	Three months ended, September 30, 2016
	Drilling Products and Services	Onshore Completion and Workover Services	Production Services	Technical Solutions	Consolidated
Reported loss from operations	$(25,749)	$(74,195)	$(31,320)	$(10,730)	$(141,994)
Restructuring costs	247	794	2,686	520	4,247

Adjusted loss from operations	$(25,502)	$(73,401)	$(28,634)	$(10,210)	$(137,747)